February 18, 2014

The Board of Directors of BNC Bancorp

3980 Premier Drive

High Point, North Carolina 27265

RE:	Certain federal income tax consequences of the Merger provided for in the Agreement and Plan of Merger dated December 17, 2013 (the “Merger Agreement”), between BNC Bancorp, a North Carolina corporation (“BNC”) and South Street Financial Corp., a North Carolina corporation (“South Street”) as described in the Proxy Statement/Prospectus, which constitutes a part of the Registration Statement on Form S-4 filed by BNC with the Securities and Exchange Commission, as amended through the date of this letter (collectively the “Registration Statement”)

Dear Ladies and Gentlemen:

You have requested our opinion on certain United States federal income tax consequences of the proposed Merger. We have acted as counsel to BNC in connection with the Merger, in which South Street will merge with and into BNC in accordance with applicable provisions of North Carolina law. This opinion is provided pursuant to Section 7.2(c) of the Merger Agreement. All capitalized terms not otherwise defined herein, shall have the meanings assigned to them in the Registration Statement and the Merger Agreement.

In providing our opinion, we have examined, and with your permission we have relied on the representations and warranties contained in and the facts described in the Merger Agreement, the Registration Statement and certain written representations made by officers of BNC and South Street on behalf of BNC and South Street, respectively, regarding the Merger (the “Company Certificates”) and such other records, documents, and other instruments as we have deemed appropriate for the purposes of this opinion letter.

In rendering our opinion, we have also relied upon the following assumptions:

(1)	The factual statements and representations set forth above, as well as those contained in the Merger Agreement, the Registration Statement, and the Company Certificates, are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, and all such factual statements and representations made “to the best of the knowledge” of any person or party or with similar qualifications are true, correct, and complete, and will continue to be true, correct, and complete through and as of the Effective Time, as if made without such qualifications. The Merger Agreement, the Registration Statement, and the Company Certificates reflect all material facts relating to the Merger, BNC and South Street.

(2)	The Merger will be consummated in accordance with the terms of the Merger Agreement and as described in the Registration Statement, and none of the terms and conditions therein will have been waived or modified in any respect before the Effective Time.

(3)	South Street’s only outstanding stock (as that term is used in Section 368 of the Internal Revenue Code of 1986, as amended (the “Code”)), as of the Effective Time, is the South Street common stock (any Series A Preferred Stock of South Street shall have been converted into South Street common stock pursuant to South Street’s Articles of Incorporation immediately prior to the Effective Time).

(4)	As to all matters in which a person or entity has represented that such person or entity either is not a party to, or does not have, or is not aware of, any plan or intention, understanding or agreement, we have assumed that there is in fact no such plan, intention, understanding or agreement.

(5)	Other than the Merger Agreement, there are no understandings or agreements between or among the Parties or their Affiliates that bear directly or indirectly on the Merger.

(6)	The Parties will report the Merger on their Federal income tax returns in a manner consistent with the opinions set forth herein, and will comply with all reporting obligations with respect to the Merger required by the Code.

(7)	All documents submitted to us as certified, conformed or photostatic copies, and the originals of any such copies, are authentic; all such copies conform to the originals; all signatures on such documents are genuine, and the natural persons so signing possess the legal capacity to do so; and all documents submitted to us in draft or unexecuted form will be timely and validly executed without alteration in any respect.

(8)	The stock ownership attribution rules of Code Section 318 do not apply.

In rendering our opinion, we have not undertaken any independent investigation or verification of any fact or matter set forth in any document or materials or any assumption upon which we have relied (including, without limitation, any statement or representation contained in the Company Certificates), and we expressly disclaim any intent, undertaking, or obligation to make any such investigation or verification. In the course of preparing our opinion, nothing has come to our attention that would lead us to believe that any of the information upon which we have relied in rendering this opinion is incorrect.

Based on the foregoing, and subject to the limitations and qualifications and other matters set forth in this letter, and to the limitations and qualifications set forth in the “Material U.S. Federal Income-Tax Consequences of the Merger” section of the Registration Statement, it is our opinion that for United States Federal income tax purposes:

The Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code or will be treated as part of a reorganization within the meaning of Section 368(a) of the Code; and

Except as set forth above, we express no opinion as to the tax consequence to any party, whether federal, state, local, or foreign, of the Merger or of any transactions related to the Merger or contemplated by the Merger Agreement and our opinion is limited to the specific conclusions set forth above, and no other opinions are expressed or implied. The opinions stated with respect to shares of South Street common stock do not apply to any stock rights, warrants or options to acquire South Street common stock.

The foregoing opinions are being furnished for the purpose referred to in the first paragraph of this opinion letter, and, except as noted below, this opinion letter is not to be used or relied upon for any other purpose without our prior written consent. The opinions set forth herein are made as of the date hereof, and we assume no obligation to supplement this opinion letter if any applicable laws change after the date hereof or if we become aware after the date hereof of any facts that might change the opinions expressed herein.

This opinion represents our best legal judgment as of the date hereof, but it has no binding effect or official status of any kind. This opinion is based on current provisions of the Internal Revenue Code and Treasury Regulations promulgated thereunder, pertinent judicial authorities, published rulings and other administrative pronouncements of the Internal Revenue Service, and such other authorities as we have considered relevant as of the date hereof. It should be noted that statutes, regulations, judicial decisions, and administrative pronouncements are subject to change at any time, and, in certain circumstances, with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or any inaccuracy in the factual statements, representations, or warranties upon which we have relied, including those contained in the Merger Agreement, Registration Statement, or the Company Certificates, may affect the continuing validity of the opinions set forth herein. Any material defect in any assumption or representation on which we have relied would adversely affect our opinion.

An opinion of counsel is not binding upon the Internal Revenue Service or the courts. There can be no assurance that the Internal Revenue Service will agree with the opinions set forth herein, or that if challenged by the Internal Revenue Service, the opinion will be sustained by the court. No ruling has been or will be sought from the Internal Revenue Service as to the federal tax consequences of the Merger.

This opinion letter is being rendered to BNC solely in connection with the filing of the Registration Statement. We hereby consent to the filing with the Securities and Exchange Commission of this opinion as an exhibit to the Registration Statement, and to the use of our name under the heading “Material U.S. Federal Income-Tax Consequences of the Merger.” In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Commission thereunder.

THIS OPINION IS A “LIMITED SCOPE OPINION” WITHIN THE MEANING OF 31 C.F.R. PART 10 (“CIRCULAR 230”) AND ADDRESSES ONLY THE TAX ISSUES RAISED HEREIN. ADDITIONAL TAX ISSUES MAY EXIST THAT MAY AFFECT THE FEDERAL TAX TREATMENT OF THE TRANSACTIONS DISCUSSED HEREIN. THIS OPINION IS NOT INTENTED TO BE USED AND CANNOT BE USED BY ANY INDIVIDUAL, TRUST, BUSINESS ENTITY OR PERSON TO AVOID ANY PENALTY OR ADDITION TO TAX IMPOSED UNDER THE INTERNAL REVENUE CODE OF 1986, AS AMENDED.

Very Truly Yours,

Womble Carlyle Sandridge & Rice, LLP
a Limited Liability Partnership